Exhibit 99.1

          Robert H. Brumley Joins iBasis Board of Directors

    BURLINGTON, Mass.--(BUSINESS WIRE)--Sept. 20, 2005--iBasis, Inc. (OTCBB:IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced that Robert H. Brumley has joined its Board of Directors.
    Mr. Brumley has extensive experience in international telecommunications, law, and finance. He is president and CEO of TerraStar Networks, an emerging provider of advanced mobile satellite services. Prior to joining TerraStar, Mr. Brumley was founder and managing member of Pegasus Global LLC, an international development and advisory services firm specializing in technology, capital formation, and market strategies and solutions for domestic and international companies. Mr. Brumley has also held executive management positions at leading telecommunications carriers including Deutsche Telekom, Bell Atlantic, and Cambrian Communications, a wholesale metropolitan area network provider. His responsibilities in those positions included strategic planning and direction, global business development, and legal affairs.
    Previously, as an international law practitioner, Mr. Brumley helped clients develop international business relationships in the fast-growing regions of Central and Eastern Europe, Latin America, and Asia. As General Counsel of the U.S. Department of Commerce, appointed by President Reagan, Mr. Brumley was the chief legal officer of the Department and senior policy advisor to the Secretary of Commerce.
    Mr. Brumley replaces Peter D. Aquino, who has resigned from the board to focus on his responsibilities as CEO of RCN, a position he accepted in December 2004.
    "I'm very pleased to have Robert Brumley join our Board, and we look forward to benefiting from his extensive international development experience," said Ofer Gneezy, president and CEO of iBasis. "Also, we're very grateful to Peter Aquino for his contribution to the company, and we wish him success at RCN."

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 5 billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis is a registered mark and Pingo is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, 2004, & 2005.

    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net